Exhibit 9.4


                            ADMINISTRATION AGREEMENT


             Agreement made this ____ day of January, 1992, between Reynolds Funds, Inc., a Maryland corporation (the "Company"), and Fiduciary Management, Inc., a Wisconsin corporation (the "Administrator").

                              W I T N E S S E T H:

             WHEREAS, the Company is registered with the Securities and Exchange Commission under the Investment Company Act of 1940 (the "Act") as an open-end management investment company comprising a series of four mutual funds, the Reynolds Blue Chip Growth Fund, the Reynolds Opportunity Fund, the Reynolds U.S. Government Bond Fund and the Reynolds Money Market Fund; and

             WHEREAS, the Company desires to retain the Administrator to perform the following management-related services for the Reynolds U.S. Government Bond Fund (the "Fund") and the Administrator desires to perform such services for the Fund.

             NOW, THEREFORE, the Company and the Administrator do mutually promise and agree as follows:

             1. Employment. The Company hereby employs the Administrator to be the Fund's Administrator for the period and on the terms set forth in this Agreement. The Administrator hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

             2.   Authority and Duties of the Administrator.  The
   Administrator shall perform the following management-related services for the Fund:

             (a) Prepare and maintain the books, accounts and other documents specified in Rule 31a-1, under the Act in accordance with the requirements of Rule 31a-1 and Rule 31a-2 under the Act;

             (b) Determine the Fund's net asset value in accordance with the provisions of the Company's Articles of Incorporation and its Registration Statement;

             (c) Respond to stockholder inquiries forwarded to it by the Company;

             (d) Prepare the financial statements contained in reports to stockholders of the Fund;

             (e) Prepare for execution by the Fund and file all of the Fund's federal and state tax returns;

             (f) Prepare reports to and filings with the Securities and Exchange Commission (other than the Company's Registration Statement on Form N-1A);

             (g) Prepare reports to and filings with state Blue Sky authorities;

             (h) Furnish statistical and research data, clerical, accounting and bookkeeping services and stationery and office supplies; and

             (i) Keep and maintain the Fund's financial accounts and records, and generally assist in all aspects of the Fund's operations to the extent agreed to by the Administrator and the Company.

             The Administrator shall not act, and shall not be required to act, as an investment adviser to the Fund and shall not have any authority to supervise the investment or reinvestment of the cash, securities or other property comprising the Fund's assets or to determine what securities or other property may be purchased or sold by the Fund. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

             3. Expenses. The Administrator, at its own expense and without reimbursement from the Company, shall furnish office space, and all necessary office facilities, equipment and executive personnel for performing the services required to be performed by it under the Agreement. The Administrator shall not be required to pay any expenses of the Fund. The expenses of the Fund's operations borne by the Fund include by way of illustration and not limitation, directors fees paid to those directors who are not interested persons of the Company, as defined in the Act, the professional costs of preparing and the costs of printing registration statements required under the Securities Act of 1933 and the Act (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the printing and distribution cost of prospectuses mailed to existing shareholders, the cost of stock certificates (if any), director and officer liability insurance, the printing and distribution costs of reports to stockholders, reports to government authorities and proxy statements, interest charges, taxes, legal expenses, association membership dues, auditing services, insurance premiums, brokerage and other expenses connected with the execution of portfolio securities transactions, fees and expenses of the custodian of the Fund's assets, printing and mailing expenses and charges and expenses of dividend disbursing agents, registrars and stock transfer agents.

             4. Compensation of the Administrator. For the services to be rendered by the Administrator hereunder, the Company through the Fund shall pay to the Administrator an administration fee, paid monthly, based on the average net asset value of the Fund, as determined by valuations made as of the close of each business day of the month. The administration fee shall be 1/12 of 0.1% of such net asset value. For any month in which this Agreement is not in effect for the entire month, such fee shall be reduced proportionately on the basis of the number of calendar days during which it is in effect and the fee computed upon the average net asset value of the business days during which it is so in effect.

             5. Exclusivity. The services of the Administrator to the Fund hereunder are not to be deemed exclusive and the Administrator shall be free to furnish similar services to others as long as the services hereunder are not impaired thereby. During the period that this Agreement is in effect, the Administrator shall be the Fund's sole administrator.

             6. Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Administrator, the Administrator shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

             7. Amendments and Termination. This Agreement may be amended by the mutual consent of the parties. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Company upon the giving of ninety (90) days' written notice to the Administrator. This Agreement may be terminated by the Administrator at any time upon the giving of ninety (90) days' written notice to the Company. Upon termination of the Agreement the Administrator shall deliver to the Company all books, accounts and other documents then maintained by it pursuant to Section 2 hereof.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

                                      FIDUCIARY MANAGEMENT, INC.
                                      (the "Administrator")


   By: _________________________      By:  __________________________
       Secretary                                President


                                      REYNOLDS FUNDS, INC.
                                      (the "Company")



   By: _________________________      By:  __________________________
       Secretary                                President